SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 3, 2005
Date of Report
(Date of earliest event reported)
ADVANCIS PHARMACEUTICAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50414	52-2208264

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
20425 Seneca Meadows Parkway, Germantown, Maryland 20876
(Address of Principal Executive Offices)            (ZIP Code)
Registrant’s telephone number, including area code: (301) 944-6600
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
     On August 3, 2005, Par Pharmaceutical notified us of its termination of the Development and Commercialization Agreement dated May 28, 2004, as amended on December 4, 2004, between us and Par (the “Collaboration Agreement”). The Collaboration Agreement provided for a joint development and commercialization program for certain PULSYS-based amoxicillin products. In its notice of termination, Par referred to the negative results from our Phase 3 clinical trials for our adult and pediatric PULSYS-based amoxicillin products, which we had announced on June 15, 2005 and July 21, 2005, respectively.
     Under the Collaboration Agreement, we granted Par the exclusive right to distribute certain PULSYS-based amoxicillin products worldwide, and the co-exclusive right to market the products. We were responsible for conducting the development and manufacturing programs, and both parties jointly funded and ran the marketing and sales program and were to share operating profits from product sales on an equal basis. Par had committed to funding the development program through a combination of scheduled reimbursement payments and priority payouts to us upon future product sales.
     We received the $4.75 million R&D reimbursement payment due in the third quarter of 2005, but we are not entitled to the final payment of $4.75 million, which would have been payable on October 5, 2005. As a result of the termination, Par has no obligation to fund further development costs for us; all patent and know-how licensed to Par under the Collaboration Agreement revert back to us; and we will be solely responsible for future development of the products. Under certain circumstances, Par may be entitled to receive a share of net profits of up to one-half of its total $23 million investment in the development of certain PULSYS-based amoxicillin products, should a product covered by the Collaboration Agreement be successfully commercialized in the future.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCIS PHARMACEUTICAL CORPORATION
Date: August 5, 2005	By:	/s/ Steven A. Shallcross Steven A. Shallcross Senior Vice President and Chief Financial Officer